Exhibit 10.6

EXECUTIVE EMPLOYMENT AND SEVERANCE AGREEMENT

This Agreement (this “Agreement”) is between Andrew Kaminsky (“Executive”) and Franchise Group, Inc. (“Franchise Group” and, together with its Affiliates, the “Company”).

WHEREAS, Executive commenced employment with Franchise Group on October 2, 2019 (the “Employment Commencement Date”) as its Executive Vice President & Chief Administrative Officer, and Executive’s services are valuable to the conduct of the business of the Company; and

WHEREAS, Franchise Group and Executive desire to specify the terms and conditions on which Executive will continue employment on and after October 2, 2019 (the “Effective Date”), and under which Executive will receive severance in the event that Executive separates from service with the Company under the circumstances described in this Agreement.

NOW, THEREFORE, for the consideration described herein, and intending to be legally bound, the parties agree as follows:

1.            Effective Date; Term. This Agreement shall become effective on the Effective Date and continue until the third (3rd) anniversary of the Effective Date (the “Initial Term”). Thereafter, the Agreement shall renew automatically for successive one (1) year periods unless and until either party provides written notice to the other party of the intent not to renew the Agreement at least ninety (90) days prior to the end of the Initial Term or any subsequent one-year term (the Initial Term and the period, if any, thereafter, during which the Executive's employment shall continue are collectively referred to herein as the “Term”). Notwithstanding the foregoing, (a) if a Change of Control (as defined below) occurs prior to the end of the Initial Term or any subsequent one-year term, then the Agreement shall be extended automatically until the later of (i) the end of the Initial Term or (ii) one (1) year from the date of the Change of Control, and (b) if Executive provides notice of resignation for Good Reason (as defined in Section 2(j) below) prior to the expiration of the Term, and if the Executive terminates Executive’s employment for such Good Reason, then the Term of this Agreement will be extended to the date that is one day following the Termination Date (as defined in Section 2(p) below). The expiration of the Agreement due to the Company’s notice of non-renewal shall be considered a termination without Cause of Executive’s employment by the Company (as described in Section 4(a)(iii) below) effective as of the last day of the Term.

2.            Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them:

(a)          “Affiliate” shall mean, with respect to Franchise Group, any partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, or other organization that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, Franchise Group within the meaning of Code Section 414(b) or (c); provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(b)          “Accrued Benefits” shall mean the following amounts, payable as described herein: (i) all Base Salary that has accrued but is unpaid as of the Termination Date; (ii) reimbursement of Executive for Executive’s reasonable and necessary expenses, which have been approved in accordance with Company policy and which were incurred by Executive on behalf of the Company as of the Termination Date; (iii) any and all other cash earned by Executive through the Termination Date and deferred at the election of Executive pursuant to any deferred compensation plan then in effect (to the extent vested); and (iv) all other payments and benefits to which Executive (or in the event of Executive’s death, Executive’s surviving spouse or other beneficiaries) is entitled on the Termination Date under the terms of any benefit plan of the Company, excluding severance payments under any Company severance policy, practice or agreement in effect on the Termination Date. Payment of Accrued Benefits shall be made promptly in accordance with the Company’s prevailing practice with respect to clauses (i) and (ii) or, with respect to clauses (iii) and (iv), pursuant to the terms of the benefit plan or practice establishing such benefits, and any applicable law (but in each instance no less favorable than that applied to the most senior executive officers of the Company).

(c)           “Base Salary” shall mean Executive’s annual base salary with the Company as in effect from time to time.

(d)          “Board” shall mean the Board of Directors of Franchise Group or a committee of such Board authorized to act on its behalf in certain circumstances, including the Compensation Committee of the Board.

(e)          “Cause” shall mean any of the following, as determined by the Company in its reasonable judgment, exercised in good faith: (i) Executive’s willful, intentional or grossly negligent failure to substantially perform Executive’s duties under this Agreement; if, within 30 days of receiving a written demand for substantial performance from the Board that specifically identifies the manner in which the Executive has not substantially performed such duties, the Executive shall have failed to cure the non-performance or to take measures to cure the non-performance; (ii) the Executive’s willful, intentional or grossly negligent violation of the Company’s Code of Conduct, Insider Trading Policy or any other material written policy; (iii) the Executive’s conviction of, or plea of nolo contendere to, a crime constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor under the laws of the United States or any state thereof (not including any traffic offense) involving moral turpitude, deceit, dishonesty or fraud that relates to the Company’s property; (iv) the willful, intentional or grossly negligent conduct of the Executive which is demonstrably and materially injurious to the Company, monetarily or otherwise; or (v) the Executive’s material breach of any provision of this Agreement. For purposes of this definition of Cause, no act, or failure to act, on the Executive’s part shall be deemed willful, intentional or grossly negligent if the Executive acted in good faith and in a manner that the Executive reasonably believed to be in, or not opposed to, the best interest of the Company. If the alleged conduct or act constituting Cause is described in clause (i) above but Executive does not timely cure such conduct or act, then Executive’s employment will terminate on the date immediately following the end of the cure period. In all other cases, then Executive’s employment will terminate on the date specified in the written notice of termination (which may be immediate).

(f)            “Change of Control” shall mean a “Change of Control” as defined in the Franchise Group, Inc. 2019 Omnibus Incentive Plan, as amended and in effect from time to time, or any successor incentive plan thereto.

(g)          “COBRA” shall mean the provisions of Code Section 4980B.

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(h)          “Code” shall mean the Internal Revenue Code of 1986, as amended, as interpreted by rules and regulations issued pursuant thereto, all as amended and in effect from time to time. Any reference to a specific provision of the Code shall be deemed to include reference to any successor provision thereto.

(i)            “Disability” shall mean, subject to applicable law, that a medically determinable physical or mental impairment of Executive renders Executive unable to perform the essential functions of Executive’s position with the Company, either with or without a reasonable accommodation in substantially the manner and to the extent required hereunder prior to the commencement of such disability, and Executive shall be unable to return to such duties at the end of the short-term disability period provided under the Company’s short-term disability plan applicable to other senior executive officers of the Company (or such longer period as the Company may grant in its sole discretion or as otherwise required by law).

(j)            “Good Reason” shall mean the occurrence of any of the following events while this Agreement is in effect, without the Executive’s written consent:

(i)            A relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Executive’s current office location, unless such new location is no further from the Executive’s then-current residence than the immediately prior location;

(ii)           Any material reduction in Executive’s Base Salary or Target Bonus opportunity, unless part of an across-the-board reduction applicable on a similar basis to all other senior executive officers of Franchise Group and, in that event, provided that such reduction does not exceed five (5%) of Executive’s total cash compensation opportunity (Base Salary and Target Bonus);

(iii)          Any material breach of this Agreement by Franchise Group; or

(iv)          Any material reduction in Executive’s duties, responsibilities or authority, or any change in Executive’s title;

provided that such event shall constitute Good Reason only if: (A) Executive continues to perform Executive’s job duties as set forth in this Agreement and continues to comply with all of the covenants set forth herein (including the terms of Section 7 hereof) and any other non-compete, confidentiality, invention or other written agreements otherwise applicable to him; (B) Executive provides Franchise Group written notice of resignation, specifying in reasonable detail the event constituting Good Reason, within ninety (90) days after the initial existence of such event; and (C) Franchise Group fails to cure (if curable) the Good Reason event within thirty (30) days following receipt of such notice. If Franchise Group timely cures the Good Reason event, then Executive’s notice of resignation shall be automatically rescinded. If Franchise Group does not timely cure the Good Reason event, then the Termination Date shall be the date immediately following the end of the Company’s cure period.

(k)           “Separation Agreement” shall mean the form of Separation Agreement which is substantially similar to that used for departing executives who receive severance, subject to modifications to reflect the terms of this Agreement.

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(l)            “Separation from Service” shall mean Executive’s separation from service (within the meaning of Code Section 409A) from Franchise Group and its Affiliates.

(m)         “Severance Benefits” shall mean the payments and benefits described in Section 5 hereof.

(n)          “Severance Payment” shall mean one (1) times the sum of Executive’s (i) Base Salary and (ii) a prorata Target Bonus (as defined in Section 3(c)(i)) calculated by multiplying the Target Bonus times a fraction, the numerator of which is the number of days that have elapsed during the fiscal year of the Termination Date and the denominator of which is 365; provided that if the Termination Date occurs on or within the one year period following a Change of Control, then the Severance Payment shall mean two (2) times the sum of the Executive’s (i) Base Salary and (ii) Target Bonus. For purposes of this definition, the Executive’s Base Salary and Target Bonus shall be the amount in effect immediately preceding the Termination Date; provided that if a reduction in Executive’s Base Salary or Target Bonus constituted a Good Reason for the termination, then Base Salary and Target Bonus for purposes of calculating the Severance Payment shall be the amount in effect immediately prior to such reduction.

(o)          “Severance Period” shall mean the twelve (12)-month period following the Termination Date; provided that if the Termination Date occurs on or within the one (1) year period following a Change of Control, then the Severance Period shall mean the twenty-four (24)-month period following the Termination Date.

(p)          “Termination Date” shall mean the date of Executive’s termination of employment from the Company, as further described in Section 4.

3.            Employment of Executive

(a)          Position.

(i)            Executive shall serve as the Executive Vice President & Chief Administrative Officer of Franchise Group, reporting to the Chief Executive Officer of Franchise Group. In such position, Executive shall have such duties, responsibilities and authority as is customarily associated with such position and shall have such other duties, as may be reasonably assigned from time to time by the Chief Executive Officer of Franchise Group, consistent with Executive’s position and the terms of this Agreement.

(ii)           Executive shall devote sufficient business time and attention to the business of the Company as necessary in order to perform Executive’s duties in a competent, diligent, and professional manner. Notwithstanding the foregoing, nothing herein shall preclude Executive from (1) engaging in other business activities; (2) serving as an officer or a member of charitable, educational or civic organizations; (3) engaging in charitable activities and community affairs; and (4) managing Executive’s personal investments and affairs; provided, however, that such service and activities do not, in the Company’s reasonable opinion, materially interfere with the performance of Executive’s duties on behalf of the Company, create any conflict of interest as it relates to the Company, and are not represented in a manner that suggests the Company supports or endorses the services or activities without the advance approval of the Company.

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Executive shall be responsible for complying with all policies and operating procedures of the Company applicable to all senior executives of the Company (that are provided or made available to the Executive) in the performance of Executive’s duties on behalf of the Company, including any clawback or recoupment policy adopted by Franchise Group.

(iii)          Executive’s principal place of employment shall be based in Rye Brook, New York as of the Effective Date. Notwithstanding the foregoing, Executive shall travel to such other places, including, without limitation, the site of such facilities of the Company and its Affiliates as are established from time to time, at such times as are advisable for the performance of Executive’s duties and responsibilities under this Agreement. Executive shall submit to the Company all business, commercial and investment opportunities or offers presented to Executive or of which Executive becomes aware which relate to the business of the Company (the “Company Opportunities”). Unless approved by the Board, Executive shall not accept or pursue, directly or indirectly, any Company Opportunities on Executive’s own behalf.

(b)          Base Salary. Commencing on the Effective Date, Franchise Group shall pay Executive a Base Salary at an annual rate of five hundred thousand dollars ($500,000), payable in regular installments in accordance with the Company’s usual payroll practices. At least once per year, the Board shall review Executive’s Base Salary for potential increase based on market trends, performance, and such internal and other considerations as the Board may deem relevant.

(c)           Bonus and Equity Incentives.

(i)            Beginning with the fiscal year following the Effective Date, and for each fiscal year thereafter during the Term, Executive shall be eligible to participate in such annual cash incentive plans and programs of Franchise Group as are generally provided to the senior executives of Franchise Group pursuant to such terms and conditions as the Board may prescribe from time to time; provided that the cash incentive plan shall provide the Executive the opportunity to earn a payout of (A) at least fifty (50%) of the target payout amount if the threshold annual performance goals(s) established by the Board is (are) achieved, (B) at least one hundred percent (100%) of Base Salary (the “Target Bonus”) if the target annual performance goal(s) established by the Board is (are) achieved, and (C) at least one hundred fifty (150%) of the target payout amount if the maximum annual performance goals(s) established by the Board is (are) achieved.

(ii)           Beginning with the fiscal year following the Effective Date, and for each fiscal year thereafter during the Term, Executive shall be eligible to participate in such long-term cash and equity incentive plans and programs of Franchise Group as are generally provided to the senior executives of Franchise Group, as determined by the Board in its discretion.

(d)          Executive Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans (in addition to the annual and/or long-term incentive programs, which are addressed in Section 3(c)) as in effect from time to time on the same basis as those benefits are generally made available to other similarly-situated senior executives of Franchise Group.

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(e)          Business Expenses. The Company shall reimburse Executive for any reasonable business expenses incurred by Executive in the performance of Executive’s duties hereunder subject to and in accordance with Company policies.

(f)            Additional Payments and Benefits. Executive shall be entitled to the amounts and benefits set forth on Exhibit A, subject to the terms and conditions thereof.

(g)          Withholding. All payments under this Agreement shall be subject to payroll taxes and other withholdings in accordance with the Company’s (or the applicable employer of record’s) standard payroll practices and applicable law.

4.            Termination of Employment.

(a)          Date and Manner of Termination. Executive’s employment with the Company will terminate during the Term, and this Agreement will terminate on the date of such termination, as follows:

(i)            Executive’s employment will terminate on the date of Executive’s death.

(ii)           If Executive is subject to a Disability, and if within thirty (30) days after Franchise Group notifies Executive in writing that it intends to terminate Executive’s employment, Executive shall not have returned to the performance of Executive’s essential functions (either with or without a reasonable accommodation), Franchise Group may terminate Executive’s employment, effective immediately following the end of such thirty-day (30) period.

(iii)          Franchise Group may terminate Executive’s employment with or without Cause (other than as a result of Disability which is governed by Section 4(a)(ii)). If the termination is without Cause, then Executive’s employment will terminate on the date set forth in Franchise Group’s written notice of termination to Executive (which may be immediate). If the termination is for Cause, then Executive’s employment will terminate in accordance with Section 2(e). Unless otherwise directed by Franchise Group, from and after the date of the written notice of proposed termination (subject to all applicable cure periods), Executive shall be relieved of Executive’s duties and responsibilities and shall be considered to be on a paid leave of absence pending any final action by Franchise Group confirming such proposed termination, provided that during such notice period Executive shall remain a full-time employee of the Company, and shall continue to receive Executive’s then current Base Salary and all other benefits as provided in this Agreement.

(iv)          Executive may terminate Executive’s employment with or without Good Reason. If the termination is without Good Reason, then Executive must provide at least thirty (30), but no more than ninety (90), days advance written notice to Franchise Group; provided that the Company may immediately relieve Executive of all duties and responsibilities upon receipt of such notice, and choose to terminate Executive’s employment without further notice or delay, which termination shall not constitute a termination without Cause. If the termination is for Good Reason, then Executive’s employment will terminate in accordance with Section 2(j).

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(b)          Relinquishment of Positions Upon Termination. Upon termination of employment for any reason, Executive shall resign all officerships, directorships or other positions that Executive then holds with the Company or any of its Affiliates.

5.            Payments upon Termination.

(a)          Entitlement to Accrued Benefits and Equity Awards. Upon termination of Executive’s employment for any reason, whether by the Company or by Executive, the Company shall pay or provide Executive with the Accrued Benefits and all of Executive’s outstanding equity awards shall be subject to the terms of the applicable award agreement and plan (except as described in subsection (d)(iv)).

(b)          Entitlement to Severance. Subject to the other terms and conditions of this Agreement, Executive shall be entitled to Severance Benefits in the following circumstances:

(i)            Executive’s employment is terminated by Franchise Group without Cause, and for other than death or Disability; or

(ii)           Executive terminates Executive’s employment with the Company for Good Reason.

If Executive dies after receiving a notice by Franchise Group that Executive is being terminated without Cause, or after providing notice of termination for Good Reason, then Executive’s estate, heirs and beneficiaries (as the case may be) shall be entitled to the Accrued Benefits and the Severance Benefits at the same time such amounts would have been paid or benefits provided to Executive had Executive lived.

(c)           Requirement for Severance Benefits. As an additional prerequisite for receipt of the Severance Benefits, Executive must (i) execute, deliver to Franchise Group, and not revoke (to the extent Executive is allowed to do so) a Separation Agreement within sixty (60) calendar days (or such longer period as is provided in the Separation Agreement) following the Executive’s receipt of such Separation Agreement, which Franchise Group must provide Executive within ten (10) days following Executive’s Termination Date, and (ii) comply with all of Executive’s covenants set forth in this Agreement.

(d)          Severance Benefits; Timing and Form of Payment. Subject to the limitations imposed by Section 6, if Executive is entitled to Severance Benefits, then:

(i)            The Company shall pay Executive the Severance Payment in equal installments, consistent with the Company’s normal payroll practices, over the Severance Period; provided that any amounts that would be payable prior to the effectiveness of the Separation Agreement shall be delayed until the Separation Agreement becomes effective. Notwithstanding the foregoing, if, as of the date of Executive’s Separation from Service (i) Executive is a “specified employee” as determined under Code Section 409A, then any portion of the Severance Payment that is subject to Code Section 409A and that would otherwise be payable within the first six (6) months following such Separation from Service shall be delayed until the first regular payroll date of the Company following the six (6) month anniversary of Executive’s Separation from Service (or the date of Executive’s death, if earlier than that anniversary) or (ii) Executive is not a “specified employee” as determined under Code Section 409A, then any portion of the Severance Payment that is subject to Code Section 409A and that would be otherwise payable within the first sixty (60) days after Executive’s Separation from Service shall be paid sixty (60) days after Executive’s Separation from Service (and not promptly following the effectiveness of the Separation Agreement).

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(ii)           The Company shall pay, in a lump sum in the fiscal year following the fiscal year of the Termination Date, an amount equal to the product of (A) the annual cash incentive award to which Executive would have been entitled for the fiscal year in which the Termination Date occurs based on actual performance for such fiscal year had Executive’s employment not terminated, multiplied by (B) a fraction, the numerator of which is the number of days that have elapsed during the annual performance period through the Termination Date and the denominator of which is 365. Notwithstanding the foregoing, if all or any portion of such annual bonus payment was paid upon a Change of Control in the same fiscal year in which the Termination Date occurs, then the amount due under this Section 5(d)(ii) shall be reduced by the amount of such payment.

(iii)          The Company shall continue to provide to Executive and Executive’s dependents (as applicable) up to eighteen (18) months of group health and dental benefits to the extent that such benefits were in effect for Executive and Executive’s family as of the Termination Date, subject to Executive’s timely election of COBRA. The Company shall be responsible for payment of all premiums necessary to maintain these benefits. Benefit continuation under this Section 5(d)(iii) shall be concurrent with any coverage under the Company’s plans pursuant to COBRA or similar state laws. Such benefits shall be terminated prior to the expiration of the 18 months to the extent Executive has obtained new employment and is covered by benefits which in the aggregate are comparable to such continued benefits. Executive shall promptly notify the Company when Executive becomes employed after the Termination Date and shall provide such reasonable cooperation as the Company requests with respect to determining whether Executive is covered by comparable benefits with such new employer. If the health or dental benefits are fully insured, and the provision of such benefits under this Section 5(d)(iii) would subject the Company or its benefits arrangements to a penalty or adverse tax treatment, then the Company shall provide a cash payment to Executive in an amount reasonably determined by the Company to be equivalent to the COBRA premiums for such benefits. If the health or dental benefits are self-insured, and the provision of such benefits under this Section 5(d)(iii) is considered discriminatory under Code Section 105(h), then to the extent required by the Code, Executive acknowledges that the value of the premiums paid by the Company hereunder shall be considered taxable wages to Executive, and the Company shall be permitted to withhold applicable taxes with respect to such wages from other amounts owed to Executive, or require Executive to make satisfactory arrangements with the Company for the payment of such withholding taxes.

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(iv)          With respect to any long-term incentive awards (whether cash or equity) (A) if the award is subject to time-based vesting only, then upon the Termination Date, Executive shall become vested in a pro-rata portion (based on Executive’s length of employment during the applicable vesting period) of such award, and (B) if the award is subject to performance vesting, then following the completion of the applicable performance period, Executive will receive a pro-rata portion of such award (based on Executive’s length of employment during the applicable performance period), to the extent the performance goals are otherwise achieved for the performance period. Notwithstanding the foregoing, with respect to any award, if the terms of the award provide for a more favorable result upon the termination of the Executive’s employment, then the terms of such award shall supersede the provisions herein.

6.            Limitations on Severance Payments and Benefits. Notwithstanding any other provision of this Agreement, if any portion of the Severance Payment or any other payment under this Agreement, or under any other agreement with or plan of the Company (in the aggregate “Total Payments”), would constitute an “excess parachute payment,” then the Total Payments to be made to Executive shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be One Dollar ($1) less than the maximum amount which Executive may receive without becoming subject to the tax imposed by Code Section 4999 or which the Company may pay without loss of deduction under Code Section 280G(a); provided that the foregoing reduction in the amount of Total Payments shall not apply if the After-Tax Value to Executive of the Total Payments prior to reduction in accordance herewith is greater than the After-Tax Value to Executive if Total Payments are reduced in accordance herewith. For purposes of this Agreement, the terms “excess parachute payment” and “parachute payments” shall have the meanings assigned to them in Code Section 280G, and such “parachute payments” shall be valued as provided therein. Present value for purposes of this Agreement shall be calculated in accordance with Code Section 1274(b)(2). Within twenty (20) business days following delivery of the notice of termination or notice by Franchise Group to Executive of its belief that there is a payment or benefit due Executive that will result in an excess parachute payment as defined in Code Section 280G, Executive and Franchise Group, at Franchise Group’s expense, shall obtain the opinion (which need not be unqualified) of nationally recognized tax counsel selected by Franchise Group, which opinion sets forth: (A) the amount of the Base Period Income, (B) the amount and present value of Total Payments, (C) the amount and present value of any excess parachute payments without regard to the limitations of this Section 6, (D) the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section 6 did not apply, and (E) the After-Tax Value of the Total Payments taking into account the reduction in Total Payments contemplated under this Section 6. As used in this Section 6, the term “Base Period Income” means an amount equal to Executive’s “annualized includible compensation for the base period” as defined in Code Section 280G(d)(1). For purposes of such opinion, the value of any noncash benefits or any deferred payment or benefit shall be determined by Franchise Group’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4), which determination shall be evidenced in a certificate of such auditors addressed to Franchise Group and Executive. For purposes of determining the After-Tax Value of Total Payments, Executive shall be deemed to pay federal income taxes and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Severance Payment is to be made and state and local income taxes at the highest marginal rates of taxation in the state and locality of Executive’s domicile for income tax purposes on the date the Severance Payment is to be made, net of the maximum reduction in federal income taxes that may be obtained from deduction of such state and local taxes. Such opinion shall be dated as of the Termination Date and addressed to Franchise Group and Executive and shall be binding upon Franchise Group and Executive. If such opinion determines that there would be an excess parachute payment and that the After-Tax Value of the Total Payments taking into account the reduction contemplated under this Section 6 is greater than the After-Tax Value of the Total Payments if the reduction in Total Payments contemplated under this Section 6 did not apply, then the Severance Payment hereunder or any other payment determined by such counsel to be includible in Total Payments shall be reduced or eliminated as specified by Executive in writing delivered to Franchise Group within five (5) business days of Executive’s receipt of such opinion or, if Executive fails to so notify Franchise Group, then as Franchise Group shall reasonably determine, so that under the bases of calculations set forth in such opinion there will be no excess parachute payment. If such legal counsel so requests in connection with the opinion required by this Section 6, Executive and Franchise Group shall obtain, at Franchise Group’s expense, and the legal counsel may rely on in providing the opinion, the advice of a firm of recognized executive compensation consultants as to the reasonableness of any item of compensation to be received by Executive. If the provisions of Code Sections 280G and 4999 are repealed without succession, then this Section 6 shall be of no further force or effect.

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7.            Covenants by Executive.

(a)          Confidentiality. Executive acknowledges and agrees that Executive’s work for the Company will bring Executive into close contact with many confidential affairs of the Company not readily available to the public, including plans for further developments or activities by the Company. Executive agrees that during the Term and at all times thereafter, Executive shall keep and retain in the strictest confidence all confidential matters (“Confidential Information”) of the Company, including but not limited to, “know how,” sales and marketing information or plans; business or strategic plans; salary, bonus, or other personnel information; information about or concerning existing, new, or potential customers, franchisees, clients, or shareholders; trade secrets; pricing policies; operational methods; technical processes; inventions and research projects; and other business affairs of the Company, in each case that Executive may develop or learn in the course of Executive’s employment, and shall not remove such Confidential Information from the Company’s premises (other than for the purpose of working from home), use such Confidential Information for personal gain or disclose such Confidential Information to anyone outside of the Company, either during or after the Term, except (i) in good faith, in the course of performing Executive’s duties under this Agreement; (ii) with the prior written consent of the Board; (iii) it being understood that Confidential Information shall not be deemed to include any information that is or becomes generally available to the public other than as a result of disclosure by Executive; or (iv) to the extent disclosure is compelled by a court of competent jurisdiction, arbitrator, agency, or other tribunal or investigative body in accordance with any applicable statute, rule, or regulation (but only to the extent any such disclosure is compelled, and no further). Further, nothing herein shall prevent Executive from cooperating with any investigation or inquiry conducted by the Equal Employment Opportunity Commission regarding any employment practice or policy of the Employers. In addition, pursuant to Section 7 of the Defend Trade Secrets Act of 2016 (which added 18 U.S.C. § 1833(b)), Executive acknowledges that Executive shall not have criminal or civil liability under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by such section. Upon the termination of Executive’s employment with the Company, or at any time the Company may so request, Executive shall return to the Company all tangible embodiments (in whatever medium) relating to Confidential Information and Work Product (as defined below) that Executive may then possess or have under Executive’s control.

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(b)          Ownership of Property. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, processes, programs, designs, analyses, drawings, reports, patent applications, copyrightable work, and mask work (whether or not including any Confidential Information), and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) that relate to the Company’s actual or anticipated business, research and development, or existing or future products or services and that are conceived, developed, contributed to, made, or reduced to practice by Executive (either solely or jointly with others) while employed by the Company, including any of the foregoing that constitutes any proprietary information or records (“Work Product”) belonging to the Company, and Executive hereby assigns, and agrees to assign, all of the above Work Product to the Company. Any copyrightable work prepared in whole or in part by Executive in the course of Executive’s work for the Company shall be deemed a “work made for hire” under the copyright laws, and the Company shall own all rights therein. To the extent that any such copyrightable work is not a “work made for hire,” Executive hereby assigns and agrees to assign to the Company all right, title, and interest, including without limitation, copyright in and to such copyrightable work. Executive shall perform all actions reasonably requested by the Board, at the Company’s sole expense, to establish and confirm the Company’s ownership (including, without limitation, assignments, consents, powers of attorney, and other instruments) in Work Product and copyrightable work identified by the Board.

(c)           Third Party Information. Executive understands that the Company will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During Executive’s employment with the Company and thereafter, and without in any way limiting the provisions of Section 7(a) of this Agreement, Executive shall hold Third Party Information in the strictest confidence and shall not disclose to anyone (other than personnel and consultants of the Company who need to know such information in connection with their work for the Company) or use, except in connection with Executive’s work for the Company, Third Party Information unless expressly authorized by the Board in writing.

(d)          Restrictive Covenants. Executive acknowledges that (i) in the course of Executive’s employment with the Company, Executive will become familiar with the Company’s trade secrets and with other Confidential Information concerning the Company; (ii) Executive’s services will be of special, unique and extraordinary value to the Company; (iii) the agreements and covenants of Executive contained in this Section 7 are essential to the business and goodwill of the Company; and (iv) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 7. Therefore, Executive agrees that, without limiting any other obligation pursuant to this Agreement:

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(i)            Non-Competition. Except with prior written permission of the Board, Executive shall not, during the Term and for a period of twelve (12) months thereafter (or for the length of the Severance Period if Executive is entitled to Severance Benefits), directly or indirectly (individually or on behalf of other persons) (i) enter (or prepare to enter) the employ of, or render services to, any person engaged in (a) the provision of franchising or tax preparation services or (b) any other line of business actively being conducted by the Company accounting for more than ten percent (10%) of the Company’s gross revenues on the date of Executive’s termination (a “Competitive Business”); (ii) engage (or prepare to engage) in a Competitive Business on Executive’s own account; or (iii) become interested in any such Competitive Business, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or in any other relationship or capacity; provided, however, that nothing contained in this Section 7(d)(i) shall be deemed to prohibit Executive from acquiring, solely as a passive investment, less than five percent (5%) of the total outstanding securities of any publicly-traded corporation.

(ii)           Non-Solicitation. Except with prior written permission of the Board, Executive shall not, directly or indirectly (individually or on behalf of other persons), during the Term and for a period of twelve (12) months thereafter (or for the length of the Severance Period if Executive is entitled to Severance Benefits), for any reason hire, offer to hire, or entice away any officer, employee, franchisee, or agent of the Company (or any former officer, employee, or agent of the Company who was employed by the Company at any time during the twelve (12) month period prior to Executive’s termination of employment) or interfere with or attempt to interfere with business relationships between the Company and any current or prospective franchisee, customer, client, or supplier of the Company; provided that the foregoing shall not be violated by general advertisements not targeted at employees or consultants of the Company.

(iii)          Non-Disparagement. At any time during or after the Term, Executive shall not make (whether directly or through any other person) any public or private statements (whether oral or in writing) which are derogatory or damaging to the Company or its direct or indirect parents, together with each of its current and former principals, officers, directors, direct or indirect equity holders, general and limited partners, agents, representatives, and employees, or any of their businesses, activities, operations, affairs, reputations, or prospects, and the Company will not authorize any of their officers, directors, or employees to make disparaging or derogatory statements about Executive (and will use its reasonable best efforts to prevent such individuals from making such statements) except, in each case, to the extent required by law, and only after consultation with the other party to the maximum extent possible to maintain the goodwill of such party.

(iv)          Injunctive Relief with Respect to Covenants. Executive acknowledges and agrees that in the event of any material breach by Executive of any of section of this Agreement that remedies at law may be inadequate to protect the Company, and, without prejudice to any other legal or equitable rights and remedies otherwise available to the Company, Executive agrees to the granting of injunctive relief in the Company’s favor in connection with any such breach or violation without proof of irreparable harm.

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(v)           Enforcement. If, at the time of enforcement of this Section 7, a court or other body of legal authority holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope, or geographical area reasonable under such circumstances shall be substituted for the stated period, scope, or area and that the court may revise such restrictions to cover the maximum duration, scope, and area permitted by law and reasonable under such circumstances. Because Executive’s services are unique and because Executive has access to Confidential Information, the parties hereto agree that the Company would be irreparably harmed by, and money damages would be an inadequate remedy for, any breach of this Agreement. Therefore, in the event of a breach or threatened breach of this Agreement, the Company and/or its respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

(e)          Reasonable Restrictions. Executive agrees that the terms and conditions in Sections 7(a) through 7(d) are reasonable and necessary for the protection of the Company’s business and to prevent damage or loss to the Company as the result of action taken by Executive. Executive acknowledges that Executive could continue to actively pursue Executive’s career and earn sufficient compensation without breaching any of the restrictions contained in Sections 7(a) through 7(d).

(f)            Trade Secrets. Nothing in this Agreement diminishes or limits any protection granted by law to trade secrets or relieves Executive of any duty not to disclose, use, or misappropriate any information that is a trade secret, for as long as such information remains a trade secret.

(g)          Notice. Executive agrees that Executive will give notice of this Agreement and Executive’s obligations to comply with its terms to any person or organization that Executive may become associated with during the first twelve (12) months (or for the length of the Severance Period if Executive is entitled to Severance Benefits), after the termination of Executive’s employment with the Company. Executive further agrees that the Company may, if it desires, send a copy of, or otherwise make the provisions in Section 7 hereof known to any such person, firm or entity during that time.

(h)          Return of Company Property. Upon termination of Executive’s employment, Executive shall promptly return to the Company: (i) all documents, records, procedures, books, notebooks, and any other documentation in any form whatsoever, including but not limited to written, audio, video or electronic, containing any information pertaining to the Company which includes Confidential Information and Third Party Information, including any and all copies of such documentation then in Executive’s possession or control regardless of whether such documentation was prepared or compiled by Executive, Company, other employees of the Company, representatives, agents, or independent contractors, and (ii) all equipment or tangible personal property entrusted to Executive by the Company. Executive acknowledges that all such documentation, copies of such documentation, equipment, and tangible personal property are and shall at all times remain the sole and exclusive property of the Company.

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(i)            No Conflicts. Executive hereby represents and warrants that Executive’s signing of this Agreement and the performance of Executive’s obligations under it will not breach or be in conflict with any other agreement to which Executive is a party or is bound and that Executive is not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of Executive’s obligations under this Agreement. Further, Executive hereby represents and warrants that: (i) Executive will not bring any confidential information of any former employer, nor any proprietary work product created as part of Executive’s duties with Executive’s former employer; (b) Executive will not use or disclose any former employer’s confidential information or proprietary work product in the performance of Executive’s duties with the Company; and (c) Executive is not currently, nor will Executive take or be in a position, that breaches the Company’s ethics policies as in effect from time to time.

8.            Notice. Any notice, request, demand or other communication required or permitted herein will be deemed to be properly given when personally served in writing, by email or when deposited in the United States mail, postage prepaid, addressed to Executive at the address (or email address) last appearing in Franchise Group’s personnel records and to the Company at its headquarters with attention (or an email) to the General Counsel of Franchise Group. Either party may change its address by written notice in accordance with this paragraph.

9.            Set Off; Mitigation. The Company’s obligation to pay Executive the amounts and to provide the benefits hereunder shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company. However, Executive shall not be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment or otherwise.

10.          Benefit of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, administrators, successors and assigns. If Franchise Group sells, assigns or transfers all or substantially all of its business and assets to any person or entity, then Franchise Group shall assign all of its right, title and interest in this Agreement as of the date of such event to such person or entity, and Franchise Group shall cause such person or entity, by written agreement, to expressly assume and agree to perform from and after the date of such assignment all of the terms, conditions and provisions imposed by this Agreement upon the Company. In case of such assignment by Franchise Group and assumption and agreement by such person or entity, as used in this Agreement, “Franchise Group” shall thereafter mean the person which executes and delivers the agreement provided for in this Section 10 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law, and this Agreement shall inure to the benefit of, and be enforceable by, such person or entity. Except as provided in this Section 10, this Agreement shall not be assignable by Franchise Group or Executive. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Franchise Group.

11.          Applicable Law and Jurisdiction. This Agreement is to be governed by and construed under the laws of the United States and of the State of Delaware without resort to Delaware’s choice of law rules. Each party hereby agrees that the forum and venue for any legal or equitable action or proceeding arising out of, or in connection with, this Agreement will lie in the appropriate federal or state courts located in Delaware and specifically waives any and all objections to such jurisdiction and venue.

12.          Captions and Paragraph Headings. Captions and section or paragraph headings used herein are for convenience only and are not a part of this Agreement and will not be used in construing it.

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13.          Divisibility of Agreement or Modification By Court. To the extent permitted by law, the invalidity of any provision of this Agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this Agreement is held to be invalid, it shall be, to the furthest extent permitted by law, modified to the extent necessary to be interpreted in a manner most consistent with the present terms of the provision, to give effect to the provision. Finally, in the event that any provision of this Agreement is held to be invalid and not capable of modification by a court, then it shall be considered expunged, and the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the expungement of the invalid provision.

14.          No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

15.          Survival. The termination or expiration of this Agreement will not affect the rights or obligations of the parties hereunder arising out of, or relating to, circumstances occurring prior to the termination or expiration of this Agreement, which rights and obligations will survive the termination or expiration of this Agreement. In addition, the following provisions shall survive the termination or expiration of this Agreement: Sections 5 and 6 (as necessary for the payments and benefits due thereunder to be paid or provided), and Sections 7, 8, 9, and 11 through 19.

16.          Entire Agreement. This Agreement and the Exhibits attached hereto contain the entire agreement of the parties with respect to the subject matter of this Agreement except where other agreements are specifically noted, adopted, or incorporated by reference. This Agreement and the Exhibits attached hereto otherwise supersede any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Executive by Company. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Agreement will be valid or binding.

17.          Modification or Amendment. This Agreement may not be modified or amended except through a writing signed by hand by both an authorized representative of Franchise Group and Executive, except as required by a court with competent jurisdiction in order to enforce this Agreement.

18.          Claims by Executive. Executive acknowledges and agrees that any claim or cause of action by Executive against the Company shall not constitute a defense to the enforcement of the restrictions and covenants set forth in this Agreement and shall not be used to prohibit injunctive relief.

19.          Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Executive shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Executive’s position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

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20.          Directors and Officers Insurance. During the Term, the Company shall maintain commercially reasonable directors and officers insurance. Any release requirement set forth in the Separation Agreement shall not require Executive to waive any right or claim for coverage under such insurance.

21.          Execution of Agreement. This Agreement may be executed in multiple counterparts, any one of which need not contain the signature of more than one (1) party, but all such counterparts taken together shall constitute one and the same instrument. Further, this Agreement may be signed and delivered by means of facsimile or scanned pages via electronic mail, and such scanned or facsimile signatures shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were an original signature, and no party may raise the use of facsimile or scanned signatures as a defense to the formation of this Agreement.

22.          Review by Counsel. Executive represents and warrants that this Agreement is the result of full and otherwise fair and good faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for Executive review this Agreement, propose modifications and changes, and to verify that the terms and provisions of this Agreement are reasonable and enforceable. Executive acknowledges that Executive has read and understands the foregoing provisions and that such provisions are reasonable and enforceable. This Agreement has been jointly drafted by both parties, and shall not be interpreted as against one party as the drafter. Further, Executive expressly acknowledges that Foley & Lardner LLP served as legal counsel to the Company as it relates to this Agreement.

23.          Section 409A. It is intended that this Agreement will comply with Code Section 409A and any regulations and other published guidance of the IRS thereunder, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent. With respect to any reimbursement or in-kind benefit arrangements of the Company that constitutes deferred compensation for purposes of Code Section 409A, the following conditions shall be applicable (except as otherwise permitted by Code Section 409A): (a) the amount eligible for reimbursement, or in-kind benefits provided, under any such arrangement in one calendar year may not affect the amount eligible for reimbursement, or in-kind benefits to be provided, under such arrangement in any other year (except that any health or dental plan may impose a limit on the amount that may be reimbursed or paid), (b) any reimbursement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

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IN WITNESS WHEREOF, the parties hereto have executed, or caused to be executed, this Agreement on the Effective Date.

EXECUTIVE

/s/ Andrew Kaminsky
Andrew Kaminsky

FRANCHISE GROUP, Inc.

By:	/s/ Brian Kahn
Name:	Brian Kahn
Title:	Chief Executive Officer

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EXHIBIT A

On the effective date of the Franchise Group, Inc. 2019 Omnibus Incentive Plan, Executive shall receive a grant of: (1) performance restricted stock units (“PRSU”) with respect to 70,000 shares, and (2) time-vesting restricted stock units (“RSU”) with respect to 55,000 shares. Each PRSU award shall be subject to the terms and conditions of the form of equity award agreement adopted by the Board for use under the plan. Each RSU award shall provide for vesting of one-third of the award on each of the first three anniversaries of the Employment Commencement Date unless otherwise stated in the award agreement, and shall otherwise be subject to the terms and conditions of the form of equity award agreement adopted by the Board for use under the plan.

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